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                                                                Exhibit 23(a)







              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in this amendment No. 2 to the Registration Statement/Prospectus of Coddle Creek Financial Corp. of our report dated January 16, 1997 relating to the statements of financial condition of Mooresville Savings Bank, S.S.B. as of December 31, 1996 and 1995, and the related statements of income, equity and cash flows for each of the years in the two year period ended December 31, 1996 and the nine month period ended December 31, 1994 and to the reference to our firm in the Registration Statement/Prospectus under the caption "Experts".



/S/ McGLADREY & PULLEN, LLP


Charlotte, North Carolina
November 10, 1997